                                                                    Exhibit 3.09



                                ProLogis Trust


                               ----------------

                                    Form of
                      Articles Supplementary Classifying
                  2,000,000 Shares of Beneficial Interest as
    Series E Cumulative Redeemable Preferred Shares of Beneficial Interest


                               ----------------

                      Dated as of _______________, 199__
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                               TABLE OF CONTENTS


                                                                         Page

Section 1.     Number of Shares and Designation.......................... -1-

Section 2.     Definitions............................................... -1-

Section 3.     Dividends................................................. -4-

Section 4.     Liquidation Rights........................................ -6-

Section 5.     Conversion................................................ -7-

Section 6.     Redemption at the Option of the Trust..................... -7-

Section 7.     Shares to be Retired...................................... -9-

Section 9.     Voting....................................................-10-

Section 10.    Record Holders............................................-12-

Section 11.    Sinking Fund..............................................-12-

Section 12.    Ownership Limitation......................................-12-

                                 ProLogis Trust
                                _______________

                                    Form of
                       Articles Supplementary Classifying
                   2,000,000 Shares of Beneficial Interest as
     Series E Cumulative Redeemable Preferred Shares of Beneficial Interest
                                _______________

     ProLogis Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Section 8-203(b) of the Corporations and Associations Article of the Annotated Code of Maryland and the authority granted to and vested in the Board of Trustees of the Trust by Article II, Section 1 of the Amended and Restated Declaration of Trust of the Trust, as amended and supplemented (the "Charter"), the Board of Trustees at a meeting duly convened and held on ____________, 199__, in accordance with the Agreement and Plan of Merger between the Trust and Meridian Industrial Trust, Inc. dated November 16, 1998 (the "Merger Agreement"), adopted resolutions classifying 2,000,000 unissued shares of beneficial interest of the Trust as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption thereof.

          Section 1. Number of Shares and Designation. This class of preferred shares of beneficial interest shall be designated as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series E Preferred Stock"). The number of preferred shares constituting the Series E Preferred Stock is 2,000,000.

          Section 2. Definitions. The following terms shall have the following meanings herein:

          (a) "Beneficial Ownership" shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings. For example, if a corporation is the actual beneficial owner of Equity Stock, the shares will be treated as Beneficially Owned by that corporation (due to its direct ownership of the shares), and the shareholders of that corporation will Beneficially Own their respective proportionate interests in those shares (due to their deemed ownership under Code Section 544(a)(1)), and interests in the same shares may also be treated as Beneficially Owned by others, depending upon the identity of, and relationships between, the shareholders and those related to the shareholders.

          (b) "Board of Trustees" shall mean the Board of Trustees of the Trust or any committee authorized by the Board of Trustees to perform any of its responsibilities with respect to the Series E Preferred Stock.

          (c) "Business Day" shall mean any day other than a Saturday, Sunday or day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

          (d)  "Call Date" shall have the meaning set forth in Section 6(b).

          (e)  "Capital Gains Amount" shall have the meaning set forth in
Section 3(d).

          (f) "Charter" means the Amended and Restated Declaration of Trust, as amended and supplemented, of the Trust, as the same may be amended or supplemented hereafter from time to time.

          (g)  "Code" shall have the meaning set forth in Section 12.

          (h) "Common Stock" shall mean the common shares of beneficial interest of the Trust, par value $0.01 per share.

          (i) "Constructive Ownership" shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings. For example, if a corporation is the actual beneficial owner of Equity Stock, the shares will be treated as Constructively Owned by that corporation (due to its direct ownership of the shares), and the 10% or more shareholders of that corporation will Constructively Own their respective proportionate interests in those shares (due to their deemed ownership under Code Section 318(a)(2)(C) as modified by Code Section 856(d)(5)), and interests in the same shares may also be treated as Constructively Owned by others, depending upon the identity of, and relationships between, the shareholders and those related to the shareholders.

          (j) "Dividend Payment Date" shall mean the last calendar day (or, if such day is not a Business Day, the next Business Day thereafter) of each January, April, July and October, commencing on April 30, 1999.

          (k) "Dividend Periods" shall mean quarterly dividend periods commencing on February 1, May 1, August 1 and November 1 of each year and ending on April 30, July 31, October 31 and January 31 of such year, respectively (other than the initial Dividend Period, which shall be deemed to commence on _________ and end on April 30, 1999 and other than the Dividend Period during which any shares of Series E Preferred Stock shall be redeemed pursuant to
Section 6, which shall end on and include the Call Date with respect to the shares of Series E Preferred Stock being redeemed).

          (l) "Equity Stock" shall mean shares of beneficial interest that are either Preferred Stock or Common Stock.

          (m) "Excepted Holder" shall mean a shareholder of the Trust for whom an exemption from the Ownership Limit is granted by the Board of Trustees pursuant to Article 2, Section 7(e) of the Charter, and then only to the extent of such exemption (the "Excepted Holder Limit").

          (n)  "Excepted Holder Limit" shall have the meaning set forth in
Section 2(m).

          (o)  "Exempted Person" shall have the meaning set forth in Section 12.

          (p) "Fully Junior Stock" shall mean the Common Stock and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series E Preferred Stock has preference or priority in both the payment of dividends and the distribution of assets on any liquidation, dissolution or winding up of the Trust.

          (q) "Issue Date" shall mean the first date on which the pertinent shares of the Series E Preferred Stock are issued pursuant to the Merger Agreement.

          (r) "Junior Stock" shall mean the Common Stock and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

          (s) "Ownership Limit" shall mean nine and eight tenths percent (9.8%) of the lesser of the number or value of the outstanding shares of any class or series of the Equity Stock of the Trust. The number and value of outstanding shares of any class or series of the Equity Stock of the Trust shall be determined by the Board of Trustees in good faith, which determination shall be conclusive.

          (t)  "Parity Stock" shall have the meaning set forth in Section 8(b).

          (u) "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and any group to which a particular Excepted Holder Limit may be applicable.

          (v) "Preferred Stock" shall mean the preferred shares of beneficial interest of the Trust, par value $0.01 per share.

          (w)  "Series E Preferred Stock" shall have the meaning set forth in
Section 1.

          (x) "set apart for payment" shall be deemed to include, without any action other than the following; the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; provided, however, that if any funds for any class or series of Junior Stock or Fully Junior Stock or any class or series of shares of beneficial interest ranking on a parity with the Series E Preferred Stock as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series E Preferred Stock shall mean placing such funds in such separate account or delivering such funds to a disbursing, paying or other similar agent.

          (y)  "Total Dividends" shall have the meaning set forth in Section
3(d).

          (z) "Transfer Agent" means Bank Boston N.A., Canton, Massachusetts, or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series E Preferred Stock.

          Section 3.  Dividends.

          (a) Subject to the provisions of Section 8 hereof, the holders of Series E Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Trustees out of funds legally available for that purpose, cumulative, preferential dividends payable in cash at the rate of 8.75% of the liquidation preference per annum per share (equal to $2.1875 per annum per share). Such dividends shall be deemed to begin to accrue and shall be fully cumulative from _____________, whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Trustees, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Such dividends shall be payable in arrears to the holders of record of Series E Preferred Stock, as they appear on the share records of the Trust at the close of business on the record date, not more than 50 nor less than 10 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be authorized and paid on any date and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series E Preferred Stock which remains payable.

          (b) The amount of dividends referred to in Section 3(a) payable for each full Dividend Period for the Series E Preferred Stock shall be computed by dividing the annual dividend rate by four, except that the amount of dividends payable for the initial Dividend Period, and for any Dividend Period shorter than a full Dividend Period, for the Series E Preferred Stock shall be computed on the basis of the actual number of days in such Dividend Period. Holders of Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of beneficial interest, in excess of cumulative dividends, as herein provided, on the Series E Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock that may be in arrears.

          (c) Dividends on Series E Preferred Stock will accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

          (d) If, for any taxable year, the Trust elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the total dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series E Preferred Stock shall be in the same proportion that the dividends paid or made available to the holders of Series E Preferred Stock for the year bears to the Total Dividends.

          (e) So long as any shares of Series E Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized or paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on any outstanding shares of the Series E Preferred Stock for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Stock. If dividends are not paid in full or a sum sufficient for such payment is not set apart upon the Series E Preferred Stock, as aforesaid, all dividends authorized upon Series E Preferred Stock and all dividends authorized upon any other class or series of Parity Stock shall be authorized ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series E Preferred Stock and accumulated and unpaid on such Parity Stock.

          (f) So long as any shares of Series E Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Stock) shall be authorized or paid or set apart for payment or other distribution authorized or made upon Junior Stock or Fully Junior Stock, nor shall any Junior Stock or Fully Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of any employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for shares of Fully Junior Stock), unless in each case the full cumulative dividends on all outstanding shares of Series E Preferred Stock and any other Parity Stock of the Trust shall have been or contemporaneously are authorized and paid or authorized and set apart for payment for all past Dividend Periods with respect to the Series E Preferred Stock and all past dividend periods with respect to such Parity Stock and sufficient funds shall have been or contemporaneously are authorized and paid or authorized and set apart for the payment of the dividend for the current Dividend Period with respect to the Series E Preferred Stock and the current dividend period with respect to such Parity Stock.

          (g) No dividends on Series E Preferred Stock shall be authorized by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

          Section 4.  Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock and subject to the provisions of Section 8 hereof, the holders of the Series E Preferred Stock shall be entitled to receive Twenty Five Dollars ($25.00) per share of Series E Preferred Stock plus an amount equal to all dividends (whether or not earned or authorized) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series E Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series E Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series E Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, a consolidation or merger of the Trust with one or more corporations, real estate investment trusts, or other entities, a sale, lease or transfer of all or substantially all of the Trust's assets, or a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

          (b) Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series E Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series E Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock or Fully Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series E Preferred Stock shall not be entitled to share therein.

          (c) No distribution with respect to any series or class or classes of shares of beneficial interest (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares or otherwise, may be made if, after giving effect to such distribution:

               (i) The Trust would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business; or

               (ii) The Trust's total assets would be less than the sum of its total liabilities plus the amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series E Preferred Stock, but only if, and to the extent that, the addition of such amounts would not prohibit a distribution necessary, as determined by the Board of Trustees, to maintain the Trust's status as a "real estate investment trust" under the Code.

          Section 5. Conversion. The shares of Series E Preferred Stock are not convertible or exchangeable for any other property or securities of the Trust.

          Section 6.  Redemption at the Option of the Trust.

          (a) The Series E Preferred Stock shall not be redeemable by the Trust prior to June 30, 2003. On and after that date, the Trust, at its option, may redeem the Series E Preferred Stock, in whole or in part at any time or from time to time, at a redemption price of Twenty Five Dollars ($25.00) per share of Series E Preferred Stock, plus the amounts indicated in Section 6(b).

          (b) Upon any redemption of the Series E Preferred Stock pursuant to this Section 6, the Trust shall pay all accrued and unpaid dividends, if any, thereon ending on or prior to the date of such redemption (the "Call Date"), without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series E Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series E Preferred Stock called for redemption.

          (c) If full cumulative dividends on the Series E Preferred Stock and any other class or series of Parity Stock of the Trust have not been authorized and paid or authorized and set apart for payment, the Series E Preferred Stock or Parity Stock may not be redeemed under this Section 6 in part and the Trust may not purchase or acquire the Series E Preferred Stock or any Parity Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preferred Stock or Parity Stock, as the case may be.

          (d) Notice of the redemption of any Series E Preferred Stock under this Section 6 shall be mailed by first-class mail to each holder of record of Series E Preferred Stock to be redeemed at the address of each such holder as shown on the Trust's records, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this Section 6(d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date;
(2) the number of shares of Series E Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price per share;
(4) the place or places at which certificates for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series E Preferred Stock so called for redemption shall cease to accrue, (ii) shares of such Series E Preferred Stock shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series E Preferred Stock of the Trust shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, the amount of cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series E Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of Series E Preferred Stock to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Trust, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

          As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of Series E Preferred Stock are to redeemed, shares to be redeemed shall be selected by the Trust from outstanding shares of Series E Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all the shares of Series E Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

          Section 7. Shares to be Retired. All shares of Series E Preferred Stock which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued shares of beneficial interest of the Trust, without designation as to class or series.

          Section 8. Ranking. Any class or series of shares of beneficial interest of the Trust shall be deemed to rank:

          (a) prior to the Series E Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series E Preferred Stock;

          (b) on a parity with the Series E Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series E Preferred Stock, if the holders of such class or series of shares of stock and the Series E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other, which shall include, without limitation, shares of Preferred Stock classified by the Trust as Series A Cumulative Redeemable Preferred Shares, Series B Cumulative Convertible Preferred Shares, Series C Cumulative Redeemable Preferred Shares and Series D Cumulative Redeemable Preferred Shares ("Parity Stock");

          (c) junior to the Series E Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, as the case may be, if such shares of beneficial interest shall be Junior Stock; and

          (d) junior to the Series E Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such shares of beneficial interest shall be Fully Junior Stock.

           Section 9.    Voting.
                         ------

          (a) On any matter on which the holders of Series E Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series E Preferred Stock shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series E Preferred Stock as a single class on any matter, then the Series E Preferred Stock and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. With respect to each matter on which the holders of Series E Preferred Stock are entitled to vote, the holder of each share of Series E Preferred Stock may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.

          (b) If and whenever dividends payable for six or more quarterly periods on the Series E Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not authorized and whether or not such periods are consecutive, the number of trustees then constituting the Board of Trustees shall be increased by two, and the holders of Series E Preferred Stock, together with the holders of shares of every other series of Parity Stock, voting as a single class regardless of series, shall be entitled to elect the two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series E Preferred Stock and the Parity Stock called as hereinafter provided. Whenever all arrears in dividends on the Series E Preferred Stock and the Parity Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series E Preferred Stock and the Parity Stock to elect such additional two trustees shall immediately cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons so elected as trustees by the holders of the Series E Preferred Stock and the Parity Stock shall immediately terminate and the number of the Board of Trustees shall be reduced accordingly. At any time after such voting rights shall have been so vested in the holders of Series E Preferred Stock and the Parity Stock, the secretary of the Trust may, and upon the written request of any holder of Series E Preferred Stock (addressed to the secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series E Preferred Stock and of the Parity

Stock for the election of the two trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of Series E Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock records of the Trust. The trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the trustees elected by the holders of the Series E Preferred Stock and the Parity Stock, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining trustee elected by the holders of the Series E Preferred Stock and the Parity Stock or the successor of such remaining trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

          (c) So long as any shares of Series E Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter of the Trust, the affirmative vote of the holders of at least 66-2/3% of the Series E Preferred Stock and the Parity Stock, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of the Charter of the Trust (including these Articles Supplementary) that materially and adversely affects the voting powers, rights or preferences of the holders of the Series E Preferred Stock or the Parity Stock; provided, however, that the amendment of the provisions of the Charter of the Trust so as to authorize or create or to increase the authorized amount of shares of any class of any Fully Junior Stock or Junior Stock that are not senior in any respect to the Series E Preferred Stock, or any shares of any class ranking on a parity with the Series E Preferred Stock or the Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series E Preferred Stock; and provided further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series E Preferred Stock or another series of Parity Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series E Preferred Stock and the Parity Stock otherwise entitled to vote in accordance herewith;

               (ii A share exchange that affects the Series E Preferred Stock, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each share of Series E Preferred Stock (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of Series E Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series E Preferred Stock); or

               (iii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Series E Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends; provided, however, that no such vote of the holders of Series E Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be, provision is made for the redemption of all shares of Series E Preferred Stock at the time outstanding.

          (d) Except as otherwise required by applicable law or as set forth herein, the Series E Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

          Section 10. Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

          Section 11. Sinking Fund. The Series E Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

          Section 12. Ownership Limitation. Pursuant to the authority granted to the Board of Trustees under Article 2, Section 7(e) of the Charter, any Person who is not an individual within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), as modified by
Section 856(h)(3) of the Code (referred to as an "Exempted Person"), that acquires Beneficial Ownership of shares of Series E Preferred Stock shall not be subject to the Ownership Limit with respect to the Series E Preferred Stock, subject to the condition that no Person who is an individual within the meaning of Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code and who Beneficially Owns any of the shares of Series E Preferred Stock owned directly by the Exempted Person at any time Beneficially Owns an amount of Series E Preferred Stock in excess of the Ownership Limit and that such Person does not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company in whole or in part) that would cause the Company to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(h)(3) of the Code) in such tenant. Each Exempted Person who acquires shares of Series E Preferred Stock in reliance upon the conditional exemption set forth in the preceding sentence represents and warrants to the Trust as a condition of such reliance that each of the conditions set forth therein is satisfied at the time such Exempted Person acquired the shares of Series E Preferred Stock and will be satisfied throughout the period during which such Exempted Person Beneficially Owns the shares of Series E Preferred Stock. Each Exempted Person who acquires shares of Series E Preferred Stock in reliance upon the conditional exemption set forth in the second preceding sentence further agrees that in the event either of the conditions set forth in the second preceding sentence is at any time not satisfied, the exemption granted under this Section 12 no longer shall apply to such Exempted Person and all of the shares of Series E Preferred Stock Beneficially Owned by such Exempted Person shall be subject to all of the restrictions and remedies set forth in Article 2, Section 2 of the Charter (including, without limitation, the remedies set forth in Article 2, Section 7(d) of the Charter).

     SECOND: The Series E Preferred Stock has been classified by the Board of Trustees under the authority contained in Article 2, Section 1 of the Charter.

     THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the votes required by law.

     FOURTH: The undersigned each acknowledges these Articles Supplementary to be the act of the Trust and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his acknowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

                 [Remainder of page intentionally left blank.]

   IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by one of its Vice Presidents and attested to by its Secretary on _____________, 199__.



                                    PROLOGIS TRUST



                                    By:_________________________________________

                                    Name:_______________________________________
                                         Vice President


                                    ATTEST:

                                    ____________________________________________
                                    Name:_______________________________________
                                         Secretary